Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100
May 27, 2025
Rocket Lab Corporation
3881 McGowen Street
Long Beach, California 90808
Re:    Securities Registered under Registration Statements on Form S-3
We have acted as counsel to you in connection with your filing of the Post-Effective Amendment No. 1 to the Post-Effective Amendments to Registration Statements on Form S-3 (File No. 333-259797, File No. 333-257440, and File No. 333-264781) (as amended or supplemented and collectively, the “Registration Statements”), originally filed by Rocket Lab USA, Inc., a Delaware corporation (the “Predecessor Registrant”), on November 22, 2022 with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by certain selling stockholders of shares (the “Shares”) of common stock, $0.0001 par value (“Common Stock”), of Rocket Lab Corporation, a Delaware corporation (the “Company”). The Company became the successor to the Predecessor Registrant on May 23, 2025 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly-owned subsidiary, Rocket Lab Merger Sub, Inc., a Delaware corporation ( “Merger Sub”), with the Predecessor Registrant being the surviving corporation. Upon effectiveness of the Merger, the separate corporate existence of Merger Sub ceased, the Predecessor Registrant became a direct, wholly owned subsidiary of the Company, and all shares of common stock of the Predecessor Registrant were automatically converted into shares of Common Stock of the Company. The Shares may be sold from time to time by the selling stockholders as set forth in the Registration Statements, the prospectus contained therein and any supplements to the prospectus pursuant to Rule 415 under the Securities Act.
The Shares which were previously registered by the Predecessor Registrant under the Registration Statements include of up to 278,482,344 shares of Common Stock, consisting of: (i) up to 11,946,346 shares of Common Stock; (ii) up to 8,247,169 shares attributable to restricted stock units and stock options (the “Legacy Rocket Lab Plan Shares”) of Rocket Lab USA, Inc., a Delaware corporation, prior to the consummation of the business combination transaction which closed on August 25, 2021 (such company, “Legacy Rocket Lab”, and such transaction, the “Business Combination”), in each case pursuant to the Second Amended and Restated 2013 Stock Option and Grant Plan (the “Legacy Rocket Lab Plan”); (iii) up to 8,000,000 shares of Common Stock issued upon consummation of the Business Combination, in exchange for shares of Legacy Rocket Lab Class B ordinary shares originally issued in a private placement to the Predecessor Registrant’s initial shareholders (“Legacy Rocket Lab Class B Shares”); (iv) up to

Rocket Lab Corporation.
May 27, 2025

1,592,080 shares of Common Stock issued on cashless exercise of private placement warrants assumed by the registrant in the Business Combination; (v) up to 247,018,409 shares of Common Stock issued or issuable to former equity holders of Legacy Rocket Lab pursuant to the Business Combination; and (vi) 1,678,340 shares of Common Stock issued to certain selling securityholders in the acquisition of Planetary Systems Corporation. We refer to the “Outstanding Shares” as all of such Shares issued and outstanding as of the date hereof that are covered by the Registration Statements. In connection with the Merger, the Company assumed and adopted the Legacy Rocket Lab Plan pursuant to which any remaining outstanding restricted stock units or options under the Legacy Rocket Lab Plan Shares will be issuable.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in numbered paragraph 2 below, we have assumed that before the Legacy Rocket Lab Plan Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.
The opinions set forth below are limited to the Delaware General Corporation Law. Based on the foregoing, we are of the opinion that:
1.The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.
2.The Legacy Rocket Lab Plan Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of their respective award agreements, will be validly issued, fully paid and nonassessable.
This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements and to the references to our firm under the caption “Legal Matters” in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP